UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: PBHG ADVISOR FUNDS, INC.
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

     825 Duportail Road, Wayne, Pennsylvania 19087
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Telephone Number (including area code):

    (610) 647-4100
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Name and address of agent for service of process:

        Harold J. Baxter
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        825 Duportail Road
        Wayne, Pennsylvania 19087
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Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes |X| No |_|


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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Wayne and state of Pennsylvania on the 13th day of January 1998.


(SEAL)                                  Signature PBHG ADVISOR FUNDS, INC.
                                                 -------------------------------
                                                  (Name of Registrant)


                                        BY /s/ Harold J. Baxter
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                                          Harold J. Baxter


Attest: /s/ John M. Zerr
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            John M. Zerr


               Secretary
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                (Title)


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